SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 5)*
MIND C.T.I. Ltd.

(Name of Issuer)
Ordinary Shares

(Title of Class of Securities)
M70240102
(CUSIP Number)
May 16, 20111
(Date of Event which Requires Filing of this
Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
1  It should be noted that this Schedule 13G/A must be filed within forty five days after the end of the calendar year pursuant to Rule 13d-2(b) of the Act. The Reporting Person has decided to voluntarily file this report prior to the due date thereof.

SCHEDULE 13G

CUSIP No.	M70240102	Page	2	of	4 Pages

1	NAME OF REPORTING PERSON Lloyd I. Miller, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		***

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		***

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		***

WITH	8	SHARED DISPOSITIVE POWER

***

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

***

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

***%

12	TYPE OF REPORTING PERSON

IN-IA-OO **
*SEE INSTRUCTIONS BEFORE FILLING OUT!
** See Item 4.
*** See Item 5.

Item 1(a). Name of Issuer:	MIND C.T.I. Ltd.

Item 1(b). Address of Issuers’s Principal Executive Offices:	Industrial Park, Building #7 P.O. Box 144 Yoqneam 20692, Israel

Item 2(a). Name of Person Filing:	Lloyd I. Miller, III

Item 2(b). Address of Principal Business Office or, if None, Residence:	4550 Gordon Drive, Naples, Florida 34102

Item 2(c). Citizenship:	U.S.A.

Item 2(d). Title of Class of Securities:	Ordinary Shares

Item 2(e). CUSIP Number:	M70240102
Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable, this statement is filed pursuant to 13d-1(c)
Item 4.	OWNERSHIP: See Item 5 below.
Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☑ .
Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable.
Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.
Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.
Item 9.	NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.
Item 10.	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 16, 2011	/s/ Lloyd I. Miller, III
Lloyd I. Miller, III